Exhibit 1

25 APRIL 2018

BRITISH AMERICAN TOBACCO p.l.c.

ANNUAL GENERAL MEETING STATEMENT

British American Tobacco p.l.c. (“BAT” or the “Company”) will hold its Annual General Meeting today at 11:30am at Milton Court Concert Hall, Silk Street, London EC2Y 9BH. At the meeting, Richard Burrows, Chairman, will make the following statement:

“Today we are entering a dynamic period of change to our industry. An unprecedented confluence of technology, consumer demand, societal change and public health awareness has created a unique opportunity; the opportunity to make a substantial leap forward in our long-held ambition to provide consumers with less risky tobacco and nicotine choices.

“The Group’s wide range of potentially less harmful products which provide the enjoyment of smoking without burning tobacco, means that your Company is ideally positioned to further shape the future of the business during a period of profound change which can deliver benefits for: consumers, who will have a range of potentially safer choices; society, which could benefit from real progress in tobacco harm reduction; and shareholders, who will own a sustainable and profitable business.

“Our portfolio of potentially reduced-risk products includes Next Generation Products, comprising vapour and tobacco heating products, as well as oral tobacco and nicotine products such as snus and moist snuff.  These smokeless products offer genuine choices to consumers searching for alternatives to traditional cigarettes and form the centre piece of our strategy to transform tobacco – with the consumer at its core.

“Our commitment to this transformation is not new, but the progress we have made to date gives us confidence to set clear ambitions for the future. By the end of 2018 our objective is to more than double our revenue from Next Generation Products to substantially more than £1 billion.

“Our tobacco heating product, glo, is already demonstrating this opportunity in Japan and has now grown to a 4.3% share of the total market, despite capacity constraints limiting the supply of heating devices. We remain confident that these constraints will be removed during Q2.

“Notwithstanding the good progress we are making with our potentially reduced-risk products, combustible products will remain at the core of our business for many years to come – delivering growth today and providing the funds required for investing in the future. I am therefore pleased that 2017 saw the Group deliver another good underlying performance illustrating its ongoing strength – delivering against our financial commitments while investing for the changing environment. The Group’s market share, revenue and profit all grew in 2017 and total Group cigarette and tobacco heating product volume grew 3.2 per cent to 686 billion while the industry was estimated to have declined by around 3.5 per cent.

“The Group’s approach of placing the consumer at the centre of its strategy, along with a multicategory portfolio of products designed to address their varying preferences, ensures that our business is in an even stronger position to deliver long-term, sustainable growth. We are the only company growing share in all key product categories – in vapour, tobacco heating, oral tobacco and combustible cigarettes.

“Looking forward into 2018, foreign currency exchange rates are a headwind for the business this year. If rates were to stay at current levels, the Group would face a translational foreign exchange headwind of 7% on organic operating profit and 8% on earnings per share. As previously announced, mainly due to volume shipment phasing and pricing in certain markets, including the GCC and Russia, profit growth is expected to be skewed to the second half.

“Given the success of the Next Generation Product portfolio, the Group has decided to further increase investment plans behind Next Generation Products during 2018, with a significant number of roll-outs and launches planned towards the end of Q3. And although trading conditions remain challenging, the Group remains on track for another good year of earnings growth, excluding the impact of currency translation.

“Turning to the composition of your Company’s Board, we were very pleased to welcome Lionel Nowell, III, Holly Keller Koeppel and Luc Jobin who joined our Board as Non-Executive Directors from Reynolds American. Each of these new Directors brings to the Board complementary skills and valuable experience of the US business environment and, in particular, the US tobacco sector.

“Let me also thank Ann Godbehere and Pedro Malan, who will be retiring from the Board at the conclusion of today’s Meeting.”

ENQUIRIES:

Investor Relations
Mike Nightingale/Rachael Brierley/Stephanie Brassinne
+44 20 7845 1180/1519/2012

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours)  | @BATPress

Forward looking statements

This announcement does not constitute an invitation to underwrite, subscribe for, or otherwise acquire or dispose of any British American Tobacco p.l.c. ("BAT") shares or other securities. This announcement contains certain forward-looking statements, made within the meaning of Section 21E of the United States Securities Exchange Act of 1934, regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated.

Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions; the inability to obtain price increases and the impact of price increases on consumer affordability thresholds; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the ability to develop and commercialise new alternative products and to do so profitably; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 15 March 2018 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.